Exhibit 11.1

Code of Ethics and Conduct
Grupo Cibest
2026

Hello team,

One of the things that most distinguishes us as an organization —and that personally fills me with pride— is that we are known for always acting with ethics and integrity. This is not just something we say; it is something we live every day. We hold a deep conviction that guides our decisions, both big and small: always do what is right, even when no one is watching.

We know that acting with integrity is not merely an expectation—it is a conscious choice we make every day. It is the foundation upon which we build our future, that of our families, and that of this organization with which we identify ourselves in every country where we operate. Ethics is not an accessory; it is the bedrock upon which we implement our purpose of promoting sustainable development for the well-being of all.

We live in a world that is constantly changing, and with it, our strategy and culture also evolve. In this context, I am pleased to share with you a new version of our Code of Ethics and Conduct that not only updates our behavioral guidelines but also reflects who we are today and where we want to go as an organization.

One of the key updates in this version is the incorporation of behavioral sciences. Why is this important? Because understanding how we think, how we make decisions, and how we behave in real life, allows us to build a more human, empathetic framework that connects with our everyday reality. This evolution is the result of actively listening to our employees and stakeholders. Thanks to that attentive listening, today we can say that our values, principles, and cultural traits are more aligned than ever.

I want to encourage you to make this code as a daily reference tool. Let’s not see it as just another document, but as a compass that guides us when facing dilemmas or complex situations. Let us remember that prudence is always our first option. And when we have doubts, consulting the code is not only valid—it is a sign of responsibility and commitment to our culture.

Every time we choose to act ethically, we strengthen something much bigger than ourselves: we are building an organizational culture based on trust, transparency, and respect. This culture has led us to be recognized as one of the best places to work, a company with excellent reputation and corporate governance, and one of the most sustainable banks in the world.

Thank you for being part of this journey. Thank you for living our values with authenticity. And thank you for continuing to build, day by day, an organization that not only does its job well, but also does good.

With confidence in what we continue to build,

Juan Carlos Mora

President, Grupo Cibest
President, Grupo Cibest

Index

1.Why do I need this Code?
2.How do we connect with our relationship groups?
aHow is the company culture built?
bHow do we connect with our relationship groups?
cHow do we interact in digital environments?
dHow do we use the company’s resources?
3.How do we manage risks?
aHow do we prevent money laundering, terrorist financing, and the proliferation of weapons of mass destruction?
bCompliance with tax and fiscal duties
cHuman rights
dAnti‑fraud and anti‑corruption
eOur handling of personal information and data
fInsider information and how we deal with it
gEthical framework for analytical and AI systems
4.How do we address possible conflicts of interest?
aWhen can conflicts of interest arise?
bPersonal conflicts of interest
cConflicts of interest in the performance of duties within the Group
dExternal activities
ePolitical participation
fActivities involving Related Parties
gClient‑funded activities
hAuthorities for conflict‑of‑interest administration
iInsider Information / Material Non‑Public Information
jHow can we manage personal investments?
kHow do we manage gifts and invitations?
5.What mechanisms promote and support our ethical behavior?
aCorporate Ethics Committee
bLocal ethics committees
cCompliance areas: advice on interpreting the Code of Ethics and ethical dilemmas.
dReporting channels and whistleblower protection
eComplaints and reports related to organizational climate and working relationships
fReports on unusual transactions
gComplaints and reports of fraud and malpractice
hCommunication channels with the Cibest Group Ethics Hotline
6.What is the disciplinary procedure like?

1.Why Do I Need This Code of Ethics and Conduct?

“A reflection of our purpose: to promote sustainable development for the well-being of all.”

Grupo Cibest S.A., as part of Grupo Cibest (hereinafter, “the Group”), are recognized for their responsibility within financial and non‑financial business activities. Through these activities, we seek to bring our purpose to life.

Our decisions adhere to the law, ethics, and integrity—values that prevail over immediate commercial results. These constitute the foundations on which we build sustainable growth.

The Code of Ethics and Conduct consolidates the declaration of our organizational culture. All employees and collaborators are required to practice it in their internal interactions and when engaging with different stakeholders.

We understand that the Code of Ethics and Conduct cannot regulate every action or anticipate every ethical dilemma that employees and collaborators may face. For that reason, we trust that good judgment, common sense, and prudence will guide our actions at all times. We emphasize that whatever is not explicitly forbidden is not implicitly allowed.

The provisions of this Code apply to: employees regardless of their level or role, interns and apprentices, members of the Board of Directors[1], suppliers, partners, and all other third parties who engage with us and adhere to this Code. For the exclusive purposes of this document, we refer to all of them as “collaborators.”

This Code is approved by the Board of Directors of each of the Companies.

The Company will develop guidelines to help regulate and clarify this Code of Ethics and Conduct, facilitating its understanding whenever necessary. These guidelines will be approved by the Corporate Ethics Committee, which is responsible for extending them to the other companies within the Group. All collaborators are subject to these guidelines, which—together with this Code—are available through the communication tools established by the organization.

The Corporate Ethics Committee establishes the guidelines for communicating this Code and conducting awareness and evaluation activities. It also defines the actions led by the Vice Presidency of Compliance of Bancolombia, through its corporate units and the different companies that make up the Group, to support its periodic updates.

1.How Do We Connect With Our Relationship Groups?
“Our cultural traits are the foundation of our decisions, actions, and relationships.”

2.1. How Is the Company’s Culture Built?

We are convinced that people make the difference; that is why our organizational culture is built on ethical principles and expressed through our cultural traits, which aim to ensure that each employee can become the best version of themselves.

Our commitment aligns with sustainability, corporate governance, and ethics. Therefore, it is essential that the actions of our collaborators reflect this commitment and remain consistent with the definitions of the six (6) cultural traits, as applicable to each entity based on its corporate purpose and strategy:

CUSTOMERS
Their loyalty and preference are our reason for being.

HUMAN BEING
People make the difference.

INTEGRITY
Our honesty, coherence, and rectitude make us worthy of trust.

EXTRAORDINARY PERFORMANCE
We strive to exceed goals and be our best selves.

SUSTAINABLE GROWTH
Our purpose is a source of pride.

DYNAMISM
Innovation, agility, and transformation drive us.

We firmly believe that every person—regardless of their origin, gender, age, identity, or beliefs—brings a unique perspective that enriches our organization. For this reason, we promote respect and provide the tools and resources necessary for the personal and professional development of each member of our community.

We are committed to the promotion, respect, and recognition of human rights as fundamental, inherent, and essential prerogatives of all people. We therefore reject any attempt to violate them and adhere to the International Bill of Human Rights.

Employees are the essence of the Company: we are the ones who deploy the strategy, make business models possible, and protect and strengthen the organization’s reputation through behavior aligned with the law and our organizational culture. Our selection and recruitment practices are designed to identify and attract individuals who—beyond their skills and talent—reflect who we are and what we believe in. These practices are transparent and focus on merit, competencies, and knowledge, ensuring that those who join our organization embody its identity and culture.

We guarantee diversity throughout our processes; for this reason, we build teams where characteristics such as age, ethnicity, cultural identity, disabilities, religion, ideology, sex, gender identity, sexual orientation, marital status, family composition, or socioeconomic background are not barriers.
We have policies in place to promote equal opportunities for job candidates and employees, regardless of gender.

When evaluating employee performance, the criteria and mechanisms used are free from biases related to competency‑management models. We also recognize that expanding into comprehensive solutions and ecosystems presents a significant opportunity to strengthen relationships with customers (for the companies to which this applies) and consolidate our market presence. In this regard, we commit to fostering a culture of responsible innovation and strategic collaboration with third parties and partners.

2.2. How Do We Connect With Our Relationship Groups?
In our day‑to‑day operations, our interactions must remain consistent with the Group’s purpose, acting competently and integrating our abilities and techniques to achieve outstanding results for each of the following stakeholder groups:

2.2.1. Employees
Members of the Board of Directors define our ethical principles, guide our behavior, and ensure that business results reflect conduct aligned with this Code, complementary standards, and the law.

Leadership positions must promote our organizational culture by example. This includes identifying and resolving situations in which their teams face ethical dilemmas, involving the Compliance area when proper and timely management requires guidance. To learn more about identifying and managing conflicts of interest, refer to Chapter 4: How do we address potential conflicts of interest?

It is important for leaders to understand the personal, social, economic, and work‑related aspects of their team members in order to support their development and identify potential warning signs—always through an empathetic relationship that respects intimacy and privacy.

Our internal relationships must be grounded in our organizational culture, defined through our cultural traits, this Code, and in strict compliance with our Internal Work Regulations and our Corporate Governance Code.

We must promote collaborative work by combining diverse skills that enable learning and ensure equity and inclusion through empathetic, respectful, and close‑knit relationships—both among ourselves and with our different stakeholder groups.

We ensure that variable compensation aligns with performance and includes safeguards that prevent unethical behavior that could undermine the integrity we uphold as a Company. Our compensation model ensures unbiased remuneration that does not differentiate based on age, educational level, health condition, ethnicity, gender, cultural identity, sexual orientation, or socioeconomic background.

We reject all forms of illegal or abusive employment and any violation of human rights, including discriminatory acts, workplace or sexual harassment, disrespect, mistreatment, and physical or psychological abuse. Without exception, we must build respectful relationships and foster a positive and inclusive work environment. Any complaint will be received and managed immediately by the Talent and Culture area (or Internal Audit in cases of conflict of interest), which will conduct investigations and implement prevention, care, remediation, and non‑recurrence actions where needed.

The safety, health, and well‑being (physical, mental, and emotional) of our employees are essential to achieving superior results. Therefore, all leaders must promote a healthy, safe, productive work environment with equal opportunities for developing capabilities. Additionally, we support employees and their families in every location where we operate through strategies focused on comprehensive well‑being.

Our integral risk management promotes self‑management and self‑control. Control and audit activities complement the responsibilities of those executing processes and sub‑processes. We are all responsible for knowing and complying with the Company’s internal policies and controls associated with our roles. For this reason, we design training strategies, some of which are mandatory and must be completed annually.

We respect the privacy and personal time of our employees and expect that, at all times and places, they maintain full commitment and behavior aligned with our culture, principles, and the law. If an employee’s behavior in society jeopardizes our culture or reputation, we will take action to safeguard these values in accordance with applicable labor laws.

2.2.2. Suppliers
We are responsible and transparent in our supplier selection, contracting, and oversight processes, ensuring competitive procedures and building teams committed to extraordinary performance, sustainability, and compliance with this Code of Ethics and any applicable guidelines.

At the time of contracting and throughout the commercial relationship, we act objectively and base our decisions on technical, transparent, and ethical criteria, exercising independent judgment. We also ensure the identification, management, and disclosure of potential conflicts of interest, always seeking the best cost–benefit ratio for the Company.

2.2.3. Consumers
We strive to deeply understand the needs of our customers, promoting simple and relevant solutions that inspire trust and loyalty. For this reason, in our actions and decisions, it is essential to consider the loyalty and preference of our customers. In our interactions with consumers, we must:

Address consumer needs and expectations related to products, channels, and/or services, fostering a responsible and close relationship with them.
Avoid creating barriers that limit consumers from moving between different products, services, channels, or entities.
Provide consumers with proper attention, fair treatment, protection, respect, and service, complying with applicable quality and service standards.
Ensure consumers have access to clear, transparent, and timely information aligned with their needs and profile, so they can make informed decisions based on their rights and obligations.
Guarantee effective and appropriate handling of inquiries, requests, complaints, claims, or suggestions submitted by consumers, and clearly communicate the channels and timelines for addressing them.
Provide responses that are concrete, clear, sufficient, and timely, addressing each of the consumer’s needs.
For financial entities to which it applies, provide consumers with basic information about the Financial Consumer Ombudsman or the equivalent mechanism in each jurisdiction.

2.2.4. Shareholders
In our pursuit of value creation and superior results for our shareholders, we require continuous challenge and extraordinary performance from our employees. Furthermore, we strictly comply with the duties and responsibilities to which we are committed with this stakeholder group.

2.2.5. Authorities and Oversight, Surveillance, and Control Bodies
Our relationships with the organization’s control areas—especially Internal Audit, oversight, surveillance, and control authorities, as well as other public entities—are conducted within the framework of the law, with transparency, respect, and cordiality. We ensure full compliance with all commitments made to these institutions.

2.2.6. Competitors
Healthy, free, and fair competition is a fundamental element of all our operations and our relationships with other financial and non‑financial entities, in accordance with the applicable competition regulations. For this reason, as collaborators, we must avoid, among other actions:

Making comments that could harm the image of competitors, contributing to the spread of rumors about them, or engaging in unfair competitive practices.
Carrying out actions that could cause confusion or deception among customers.
Engaging in anti‑competitive practices that may affect the free participation of other companies, consumer well‑being, or economic efficiency. Such practices include—but are not limited to—agreements that seek to limit or restrict free competition, abuse of a dominant market position (if one exists), among others.

2.2.7. Media and Public Opinion
Through authorized spokespersons and the communication channels established for this purpose—and only in cases where it is not prohibited by regulation—the Company defines its communication strategy and provides corporate information aimed at informing the public about our activities, products, channels, and services, including efforts that promote financial education and inclusion.
The information disclosed by the Company, in compliance with national and international regulations, must be truthful, clear, timely, and reflective of our integrity.
The president (or equivalent role) of the Company, along with collaborators explicitly authorized to do so, are the only official spokespersons of their respective entities. When engaging with this stakeholder group, they must communicate from a place of empathy and promote cordial and respectful relationships with the media and, more broadly, with public opinion.

2.2.8. Public Entities, Their Officials, and Collaborators
Public entities and authorities provide a framework for action and essential inputs for the development of our businesses. Our interactions with them and with their officials must always take place within the boundaries of the law, under conditions of transparency and sound practices, and in a context of respect, collaboration, and adherence to the principles defined by the Company—particularly our principle of zero tolerance for corruption.

2.2.9. Environment

We are committed to the preservation of the environment and natural resources. For this reason, we support and promote initiatives that encourage sustainable business practices, and we incorporate environmental‑related elements into our risk‑assessment methodologies, in accordance with the identity and characteristics of each Company.

We raise environmental awareness through alliances with the public and private sectors, non‑governmental organizations (NGOs), and the broader community. Likewise, we encourage our employees to actively participate as volunteers in different sustainability projects aimed at supporting the most vulnerable communities.

Depending on the characteristics and strategic focus of each entity, we evaluate environmental, social, and economic aspects—including corporate governance—within the projects we finance or invest in. Additionally, we guide our clients in the implementation of responsible environmental projects and activities.

We support high‑impact social programs that contribute to building human capital and reducing inequality.

We align ourselves with local and international sustainability regulations and, based on the nature of each business unit, we participate in local and international groups focused on advancing sustainability goals such as climate change, biodiversity, and others.

2.3. How Do We Interact in Digital Environments?
Digital environments—including our own social platforms, third‑party social networks, and instant messaging services—are conversational and interactive spaces that play a significant role in everyday life. For this reason, we must protect our reputation and that of the Company in all social and digital platforms. Given the reach and impact of these environments, we must observe the following:

2.3.1. Impact on Corporate Image

Our behavior is the same inside and outside the organization—including digital environments.
We are aware that we are not official spokespersons of the organization, and having a personal social media account does not make us one. We must always publish content in a personal capacity.
Although social media is an open space, we act with respect and do not accept discriminatory or offensive expressions toward individuals or other organizations.

We remain mindful of what we say and do online and do not promote negative conversations or content that could directly or indirectly affect the organization or its stakeholders.
If we use our personal social media accounts for political purposes, we avoid presenting ourselves as Company employees. Our posts must not associate both roles.

2.3.2. Protecting Confidentiality

We always protect confidential information and any information that could affect the organization or its stakeholders.
Under no circumstances do we request or share personal data or contact information—ours or that of third parties.

2.3.3. Use of Official Channels

When receiving inquiries or when needing to share information about Company matters, we always use the appropriate channels and the organization’s official position.
When posting about securities issued by Grupo Cibest or about the organization’s products and services, we must always use corporate‑approved materials and language, including terms and conditions. If using graphic materials, these must be provided by the Company; we must not design or modify them ourselves.
We do not create social media spaces or groups on behalf of the organization.

We exercise caution when sharing audios or texts through digital platforms, as these can spread quickly and lead to reputational risks for ourselves, the Company, or its stakeholders.

2.4. How Do We Use the Company’s Resources?
The assets owned by the Company or under its administration must be used responsibly in the performance of each role and exclusively for the purposes for which they were acquired.

We must properly use: corporate devices (such as laptops, tablets, cell phones, among others); applications; digital channels (internet, intranet, chat, email, etc.); network services (printing, remote access, and others); and information (public, internal, confidential, or restricted) provided by the organization for work‑related activities.
Remember that we must use the same transactional and consultation channels available to our customers; that is, we may not use the access rights or permissions granted to us by virtue of our role to conduct queries or manage personal transactions or those of our Related Parties.

Keep in mind that all data transmitted, created, modified, sent, or retrieved is the property of the Company and, when permitted by regulation, may be monitored without requiring any form of authorization.
The use of digital channels to commit fraud or compromise personal integrity is expressly prohibited. This includes:

Messages intended to impersonate an employee of the organization.
Messages containing hostile or defamatory content intended to insult, slander, harass, intimidate, threaten, or pressure individuals based on political views, religious beliefs, sexual orientation, or personal viewpoints.
Messages containing pornographic, racist, terrorist content; as well as chain messages, propaganda, contests, gambling, surveys, or pyramid schemes.

Additionally, all collaborators must avoid opening emails from unknown senders or accessing malicious attachments or links that may compromise the organization’s security.

3. How Do We Manage Risks?
“We conduct comprehensive risk management committed to the evolution of the business and to delivering a superior experience for our customers.”

The entity’s comprehensive risk management framework operates in compliance with the applicable regulations for each Company, as well as with the internal standards established by the Board of Directors or Administrative Council. These bodies, in fulfilling of their supervisory functions, are supported by several areas and governance structures responsible for approving, monitoring, and controlling the policies, methodologies, tools, guidelines, and strategies for identifying, measuring, controlling, and mitigating risks.

Some of the risks that must be managed include:

3.1. How Do We Prevent Money Laundering, Terrorist Financing, and the Proliferation of Weapons of Mass Destruction (ML/TF/WMDP )?

Our Organization is committed to being a relevant and positive actor in the environments where we operate. For this reason, we assume the obligation to prevent money laundering, terrorist financing, and the proliferation of weapons of mass destruction (hereinafter “ML/TF/WMDP”), and to protect ourselves from being used as a vehicle for concealing such activities. Likewise, and without prejudice to the specific legislation governing each of our activities and Companies, we recognize as predicate or related offenses, among others: drug trafficking, terrorism, smuggling, human trafficking, and corruption in its many forms.

In line with the above, we have established a risk‑management system to prevent ML/TF/WMDP. These systems (depending on their nature) include policies, procedures, methodologies, and tools for identifying, measuring, controlling, and monitoring these risks. This requires all of us to comply with the rules, policies, and procedures established in the risk‑management system or program, including the execution of the controls designed to prevent LAFT. Non‑compliance with these procedures exposes the entity and constitutes a significant violation of our principles.

For the effective performance of commercial and operational roles by employees, partners, and suppliers when interacting with customers and consumers, we follow the guidelines below—even when doing so may require prioritizing them over commercial objectives:

• Management on knowledge of the customer:
We must gather the necessary customer information in an accurate and timely manner throughout the onboarding process and through periodic updates to manage alerts, complying with internal policies and applying a risk‑based approach according to the customer’s profile and associated risk factors.
• Maintain communication and cooperation with the Compliance areas:
Use established channels to report any unusual activity detected and respond to Compliance requests needed for evaluations and investigations conducted by this area.
• Manage Watchlists:
We must follow the instructions arising from matches identified between current or potential customers and watchlists.
• Constant ongoing training:
The Company makes mandatory annual training available to all employees on ML/TF/WMDP prevention, as well as continuous and specialized learning opportunities tailored to the specific risks associated with the responsibilities of each area.

3.2. Compliance With Tax and Fiscal Obligations

We are committed to complying with the tax and fiscal obligations that apply to our Companies. Therefore, our actions must align with our policies, which include the following:

•Companies fulfill their tax obligations in accordance with applicable tax laws, regulations, and the principles, spirit, and letter of the law. In this regard, the Companies are committed to not acting contrary to the intent of the law and to maintaining trustworthy relationships with tax authorities and society.
•Companies guarantee the payment of taxes (including duties, fees, and contributions) as required, making use of the alternatives and options available under tax regulations.
Companies disclose to their stakeholders, in the annual report, the resources allocated to the payment of taxes (duties, fees, and contributions).
•Companies do not engage in operations with abusive or tax‑evasive purposes. Neither do they conduct transactions in jurisdictions classified as non‑cooperative or as having low or no taxation—according to OECD standards for tax havens—when such transactions have abusive or evasive purposes.

•Companies do not participate in artificial tax structures without real economic justification or business purpose, or those lacking commercial substance.
•Companies identify, measure, monitor, and mitigate the risks associated with their fiscal matters in compliance with existing tax principles-As a standard practice, the Companies ensure the timely filing and payment of tax returns.Companies recognize transactions carried out between related parties following the Arm’s Length Principle. These operations are documented and reported to the tax authority, in accordance with the BEPS project guidelines issued by the OECD to combat base erosion and profit shifting.
Companies pursue cooperation with tax authorities to support the proper exercise of their functions, fostering relationships that strengthen institutional frameworks and constructive dialogue regarding fiscal matters.
•Companies participate in public and private discussions, forums, and industry working groups convened by associations and regulators, expressing objectively and transparently any concerns about policies or regulatory proposals that impact the industry or the sustainability of their businesses.

3.3. Human Rights

We are committed to respect and protection of human rights. Therefore, we seek to prevent, assess, and mitigate any potential risks that may lead to violations—whether through concealment, financing, tolerance, or any other form of support. This commitment is inserted in all our operations, therefore,we ensure that our external partnerships, the projects in which we invest or provide financing, and our suppliers and other stakeholder groups are aligned with our declaration and actions in favor of human rights.

3.4. Anti‑Fraud and Anti‑Corruption

Fully aware of our role, we lead by example and therefore do not tolerate acts of fraud or corruption. Additionally, through the agreements we sign with our suppliers, we require them to adopt the same standard. Likewise, in our business relationships with partners and companies in which we invest, we demand the adoption of these commitments against fraud and corruption through our contractual arrangements.

Our zero‑tolerance policy covers any form of fraud or corruption sanctioned by law and best practices incorporated into our internal policies and processes.

We define fraud as any act or intention to obtain an illegal benefit or advantage—whether personal or for third parties—through deception and to the detriment of the Company’s interests. This may include, but is not limited to, the following:

• Misappropriation, embezzlement, or improper use of assets:
This includes both,robbery and the use of Company assets—or assets under its custody—for purposes other than those established by the organization and without its authorization. Examples include: concealing assets, improper use of confidential information or intellectual property, unauthorized access or copying of digital assets, unauthorized expenses, or improper use of the internet.
• Falsification or manipulation of financial or non‑financial reports:
This refers to the deliberate misrepresentation of the Company’s financial condition through fraudulent or manipulated financial or non‑financial reporting, false statements, or intentional omissions of information.
• Corruption:
This consists of the abuse of an assigned function with the purpose of obtaining personal benefit, a benefit for a third party, or even for the Company itself, to the detriment of public or private interests. Examples include: cases of bribery, materialization of conflicts of interest, exceeding authority in the execution of public contracts, irregular support for activities that negatively impact the environment and constitute environmental crimes, and, in general, any situation involving overreach of functional responsibilities.

We have a corporate anti‑corruption policy aligned with applicable local and international regulations and best national and international standards that the Company has chosen to adopt. For more information, you may refer to the Corporate Anti‑Corruption Policy.t
Non‑compliance with applicable national or international anti‑corruption regulations may hold ourselves accountable to U.S. Department of Justice, as well as before the competent authorities in Colombia and other jurisdictions where we operate.
All collaborators, in their day work, must prevent, identify, and manage possible corruption risks, which may arise in interactions with public officials, in the administration of the Company’s assets, in the selection of suppliers and employees, among others.

3.5. Our Management of Information and Personal Data

Sustainable growth is closely tied to the responsible use of data that helps preserve the integrity, confidentiality, and availability of information, processes, technologies, and people. Our employees must use information appropriately, always grounded in respect for data subjects.

We recognize that information is essential for the execution of processes, activities that encourage innovation, the exploration of new opportunities, and improved ways of performing work‑related tasks. Analytical tools provide capabilities that allow us to better understand consumers and collaborators, enabling the creation of superior experiences within established privacy and data‑protection requirements.

Safeguarding confidentiality, integrity, and availability of information is a priority for the Company; therefore, collaborators must apply guidelines for identifying, classifying, and using information, and assigning access based on the principle of least privilege and the need‑to‑know basis.
Before sharing information—whether through digital or physical means—we must verify that the recipient has the necessary functions and authorizations to access or use such information.

When it is necessary to share internal or confidential[2] information with authorized third parties, they may access it strictly within the scope of their duties and for defined purposes, in compliance with confidentiality agreements and with our policies for database management and personal data protection. Information may be shared with third parties only through authorized channels and only if the proper authorization exists.

Collaborators must use, protect, and keep confidential all information that is owned by the organization or under its custody, according to the Company's definitions. Such information must be handled responsibly and in accordance with established policies, guidelines, and applicable regulations, with special attention to confidential information, privileged information, and/or Material Non‑Public Information.

[1] Members of Boards of Directors shall be included in the term“collaborators,” solely for the purposes of this Code, when they have no connection whatsoever as employees of the Group.
[2] Information classified as confidential indicates a “High Impact” for the organization or related parties. If this information is lost, corrupted, or disclosed, it could result in reputational damage or adversely affect the organization’s commercial capabilities. This is the default category and includes all personal information belonging to customers, shareholders, and employees. This information is only available to specific groups of individuals who require it to perform their duties.

Whenever in doubt about the classification of information, we must treat it as confidential.

3.6. Ethical Framework for Analytical and Artificial Intelligence (AI) Systems
We implement an ethical framework for our analytical and artificial intelligence (AI) systems based on the principles proposed by the OECD. This framework reflects our commitment to business ethics and social responsibility, aligning with the principles established in our Code of Ethics and Conduct.

3.6.1. Definition of Analytical and AI Systems for the Company

We understand analytical and artificial intelligence systems as those that use computational capabilities to create algorithms—or combinations of them—which, through prior learning or training processes, generate predictions, content, recommendations, or decisions based on the input data they receive, with the purpose of influencing physical or virtual environments.

These systems may vary in their level of autonomy and ability to adapt after deployment. They also include several subfields such as deep learning, natural language processing, machine learning, and various statistical and econometric techniques.

3.6.2. Ethical Principles for Analytical and Artificial Intelligence Systems

Inclusive Growth and Sustainable Development

•We promote the inclusion of underrepresented populations in analytical and AI systems and work toward reducing economic and social inequalities. We support initiatives that protect the environment and encourage sustainable development.

Human‑Centered Values

•We respect and promote human rights and democratic values throughout all phases of the lifecycle of analytical and AI systems.
•We assess privacy and data protection impacts and promote equity and social justice.

Transparency and Explainability

•We work toward implementing analytical and AI systems that are transparent and offer clear explanations of how they operate and make decisions.
•We encourage open dialogue with all stakeholders regarding the implications and functioning of analytical and AI systems.
•We promote transparency in how personal data is collected, used, and processed, adopting Privacy by Design principles and Impact Assessments in the development of analytical and AI systems.
•We ensure that personal data remains accurate, complete, up‑to‑date, and understandable, ensuring that its processing does not alter its truthfulness.

Robustness, Security, and Protection

•We promote the development of analytical and AI systems that are robust and secure, operating consistently with their intended purpose and without causing harm.
•We implement security measures to prevent misuse of analytical and AI systems and to ensure the protection of personal data.
•We encourage techniques that protect the identification of personal data, such as anonymization, pseudonymization, and differential privacy.

Accountability

•We assume responsibility for the operation of AI systems, ensuring they are traceable, auditable, and monitorable, including an approach grounded in personal‑data protection and stakeholder privacy.
•We establish accountability mechanisms to ensure that analytical and AI systems are used ethically and responsibly.

4. How do we handle potential conflicts of interest?

“Conflicts of interest are inherent to human nature; therefore, we manage them appropriately to make better decisions.”

4.1. When Can Conflicts of Interest Arise?

We recognize that conflicts of interest are inherent to human nature, and we understand that their existence is not objectionable. However, our actions in situations involving a conflict of interest—when such conflicts have not been identified, escalated, managed, and disclosed—may lead to inappropriate conduct and harm the Company’s reputation. For this reason, we require prudence when dealing with real conflicts of interest[1], potential conflicts of interest[2], or apparent conflicts of interest[3].
A potential conflict of interest arises when we face two or more opposing and incompatible interests, and we must make—or influence—a decision that may prefer one interest at the expense of another.

4.2. Personal Conflicts of Interest

Conflicts of interest are considered personal when we have direct or indirect personal interest in a matter, and that interest is in some way opposed to the Company’s interest. Some examples include:

•Accepting preferential investment or business terms or conditions from clients, suppliers, or counterparties with whom we have a direct or indirect relationship, when such terms are not offered equally to the rest of the employees of the entity.

•Participating in or influencing decisions related to the purchase, sale, or rental of assets by the Companies when such assets belong to us or are administered by us.
•Receiving commissions, compensation, or financial incentives for the sale of Company‑owned assets or assets received in lieu of payment.
•Borrowing money from clients, suppliers, or counterparties served by the collaborator—unless the loan originates from a commercial relationship with an entity whose corporate purpose includes providing of financing.
•Provide or receive loans from other collaborators, when such loans are significant in value, occur frequently, or involve interest payments.

•When involved in processes related to the acquisition, approval, or administration of assets received in lieu of payment or similar situations, the following practices constitute conflicts of interest:
◦Acquiring for ourselves or third parties, whether directly or indirectly, assets that have been received in lieu of payment by the Company where we work.
◦Participating in the approval of loans intended to provide financing to the buyer of such assets.

4.3. Conflicts of Interest in the Performance of Duties Within the Group

Conflicts of interest may arise when an employee, who must make a decision related to an action or business—or who may influence in the decision—faces two or more opposing and incompatible interests. In these situations, the guidelines established in this Code of Ethics and Conduct must be followed, along with any complementary guidelines, and with the support of the Compliance area.
If the individuals involved are administrators of the Company, the provisions of the Corporate Governance Code, the Company’s bylaws, and applicable regulations must also be observed.

4.4. Conflict of Interest Related to External Activities

We promote the holistic development of our employees and respect interests that complement their professional performance within the Company. For this reason, external activities are permitted. However, responsibilities acquired with the Company take precedence over any other employment relationship or external activities, whether for‑profit or non‑profit. In line with the above, if we wish to engage in these types of activities, we must consider the following criteria and obtain approval from our leader and disclose the activity to the Compliance area (when applicable):

•Always consider ethical and legal criteria, as well as any potential reputational impact on the employee or the Company.
•Prioritize the employment relationship with the Company and fulfill all assigned responsibilities.
•Do not use the role or function performed within the organization for personal benefit or self‑promotion.
•Do not use the Company’s intellectual property or access client or business information—unless the information is public.
•Ensure there are no conflicts of interest. If any exist, they must be managed appropriately according to this Code.
Without prejudice of other situations that may constitute real or apparent conflicts of interest, the following must not occur due to the conflict they entail: Participating directly or indirectly in activities that compete with the Company, including taking business opportunities for oneself or for a third party that could instead be taken by the Company. Being a significant shareholder, employee, administrator, or advisor of companies or businesses that compete with the organization.

•For Company administrators, the guidelines established in the Corporate Governance Code apply.

Participation on Boards of Directors or Advisory Committees of Third Parties

Employee participation on boards of directors or advisory committees of third parties—including non‑profit organizations—requires leader approval. Such authorization depends on the following requirements:

•The approving leader must have the proper authority, according to the guidelines of the Corporate Ethics Committee (see Annex 1). The leader must obtain authorization from the Compliance area, which may escalate the case to the Ethics Committee through a fast‑track mechanism if deemed necessary. The Talent and Culture area must maintain a record of employee participation on boards or committees.

•Unless the participation is carried out in compliance with instructions from the Group company we work for, we must always participate in a personal capacity.
•
•Employees must refrain from participating in discussions or deliberations involving the Company or situations that may create a conflict of interest and must consider resignation if necessary.

Approval from the leader and Compliance is not required for participation in labor unions, employee funds, condominium boards, community action boards, or other groups defined by the Corporate Ethics Committee. However, leaders must nonetheless be aware of such participation.

For questions, administrators and senior executives should consult the Legal area, while other employees should consult the Compliance area.

4.5. Political Participation

We respect and promote the exercise of individual rights, including political rights of our employees. Those who decide to participate in politics—whether by running public office, holding a political or diplomatic position, or managing or acting as treasurer for political campaigns—must inform previously the leader, the Talent and Culture area, and the Compliance area beforehand. Such political participation must be carried out exclusively in a personal capacity and must not affect the employee’s professional objectivity. Additionally, the time dedicated to these activities must not interfere with their work responsibilities or schedule.

Furthermore, political proselytism may not be conducted using Company tools or communication channels.
Political activities may not take place within Company facilities or in the work environment. Also, employees may not use their affiliation with the Company to promote political activities.

4.6. Activities Involving Related Parties[4]

The following situations are considered conflicts of interest when they involve Related Parties:

•Serving clients who are Related Parties, particularly when the collaborator participates in credit‑granting processes or holds authority to offer or approve products, services, discounts, or exemptions.
•Participating in selection processes for employees, partners, or suppliers when a Related Party is a candidate or bidder, or making decisions related to a contract involving a supplier who is a Related Party or in which the Related Party has an interest.
•Holding positions within the Company where a Related Party is led or supervised by the collaborator, or where the collaborator is led or supervised by a Related Party.
•Participating in negotiations or business exploration in which the counterparty is a Related Party or the Related Party has an interest.
Responding to oversight or regulatory entities in cases where the person conducting the review or supervision is a Related Party employed by such oversight entity.

4.7. Client‑funded activities

The following is also considered a situation of a possible conflict of interest, and must be managed accordingly accepting client‑funded expenses, such as travel costs or other expenses necessary to carry out Company‑related duties, including activities related to customer due diligence, suppliers, or counterparties.

As an exception, the Company may accept client‑funded transportation costs only when access to the required location is difficult, and only with the previously approval from the leader who holds conflict‑of‑interest management authority, along with validation from Compliance.

4.8. Authority for the management of conflicts of interest

The situations described in this Code are illustrative; therefore, we all share the responsibility of remaining alert and identifying any circumstances that may pose a conflict of interest.

When potential conflicts of interest arise, we must inform our leader immediately. The leader must escalate the matter to the leader who has the authority—assigned by the Corporate Ethics Committee—to manage such conflicts. This authorized leader will evaluate the situation and determine whether action can proceed because no conflict exists, or, if a conflict does exist, determine the appropriate management.If any doubt remains, the situation must be referred to the Compliance area for guidance.

To identify the leader who holds these authorities, collaborators should consult Annex 1.

All disclosures of conflicts of interest, as well as the decisions made regarding their management, must be documented using the mechanisms established by the Compliance area.

Members of the Board of Directors and Senior Management must disclose any conflicts of interest in which they may be involved, in accordance with the procedures outlined in the Corporate Governance Code, so they can be managed through the established processes. They may also disclose additional situations to the Compliance area—even those not formally required under the Corporate Governance Code—if they wish to document them or seek clarification.
To prevent conflicts of interest arising from relationships between employees, their Related Parties, clients, suppliers, or partners, as well as potential access to privileged information, we must periodically update disclosures related to family ties, potential conflicts of interest, and any other required declarations, following the processes defined by Talent & Culture and Compliance. This requirement, however, does not exempt collaborators from identifying, escalating, managing, and disclosing any conflict of interest in accordance with this Code, regardless of previous declarations.

4.9. Insider Information and/or Material Non‑Public Information (MNPI)
Applicable legislation defines what constitutes insider information and/or Material Non‑Public Information. However, this refers to information that is confidential, concrete, not publicly available, and that a reasonable investor would consider relevant when making investment decisions.

For Capital Markets purposes, insider information and/or Material Non‑Public Information is information that, if disclosed, could reasonably affect the price or market value of securities issued by the Company or other issuers, or influence an investment or divestment decision regarding such securities. Information is considered material when there is a substantial probability that a reasonable investor would view it as important when deciding whether to buy or sell securities, or when the information significantly alters the total mix of information available prior to the transaction.

Using insider information for personal benefit or for the benefit of a third party may constitute a crime.
In addition to the provisions in this Code regarding confidential information, insider information is subject to the restrictions established by law and the Company's internal guidelines.

Any collaborator who has access to Insider Information and/or Material Non‑Public Information (“Collaborators with Insider Information and/or MNPI”) must refrain from using it under any circumstances outside the scope of their responsibilities within the Company.

This prohibition also applies to any person who has access to such information due to their relationship with the Company or the collaborator.

For the purpose of protecting market integrity and act responsibly, Collaborators with Insider Information and/or MNPI must refrain from the following:

i. Conducting personal investments.when such investments involve the use of insider information and/or MNPI.
ii. Offering to buy or sell securitieswhen in possession of insider information and/or MNPI.
iii. Buying or selling securitiesif they received insider information and/or MNPI from another collaborator.
iv. Conducting short sales or using derivatives or hedging instruments designed to speculate on the value of the Company’s securities or those of other issuers, as well as engaging in liquidity or funding operations using such securities as underlying assets, when insider information and/or MNPI is known.

Additionally, Collaborators with Insider Information and/or MNPI must refrain from improper disclosure practices, including:

1)Revealing insider information and/or MNPI outside the normal scope of their duties, responsibilities, or role, particularly when such information could be used to gain benefits in the trading of securities issued by Grupo Cibest or any other issuer.
2)Recommending or inducing third parties to buy or sell securities while in possession of insider information and/or MNPI.

When in doubt about whether the information handled is insider information or MNPI, collaborators must treat it as such and consult the Legal and/or Compliance areas.

The following list includes several (but not all) situations where a collaborator may have access to insider information or MNPI, regardless of whether a confidentiality agreement exists:

•Access to confidential treasury, accounting, capital markets, legal, risk, internal control, or strategic information.
•Participation in the preparation of financial statements or related inputs.
•Development of products or services for clients who are issuers in capital markets.
•Discussions or supervision of high‑impact or strategic business opportunities involving issuer clients.
•Participation or knowledge of high‑impact or strategic corporate projects.
•Involvement in critical administrative decisions.
•Participation in investment decisions or the purchase or sale of material assets.
•Involvement in mandates granted to investment banking or other business units that involve an issuer.
•Participation in crisis management situations such as cyberattacks.
•Knowledge of structural changes in the Company, reorganizations, mergers, acquisitions, among others.
•Involvement in the assessment of events or risks that could significantly impact the Company or its reputation.

Any violation of these provisions may result in sanctions, as described in Chapter 6 of this Code.

4.10. How Do We Manage Personal Investments?

4.10.1. General Rules Applicable to All Collaborators

When making personal investments, we must observe the following provisions to avoid conflicts of interest, questions regarding the misuse of information, and other potential improper practices or inappropriate conduct in the market:

•We may not carry out transactions or operations while in possession of Inside Information and/or Material Non‑Public Information of Grupo Cibest or of any other issuer (as indicated in Section 4.9), and we must comply with the guidelines set forth in this Code, applicable regulations, and any complementary provisions.
Prior to making personal investments, we must evaluate whether such investments could create a conflict with the interests of the Company, its stakeholders, or our personal interests. If so, we must comply with the provisions established for managing such conflicts. We may not invest in businesses of clients, suppliers, or counterparties of the Company whose relationship we manage or in respect of which we play a relevant role, unless such investments are first managed as a potential conflict of interest, in accordance with the guidelines set out in this Code.

•During working hours, we must prioritize our responsibilities to the Organization and the needs of clients and the Company, while prudently and moderately attending to our personal matters.

•We must act prudently in managing our personal investments, considering at a minimum their legality, our financial capacity and level of indebtedness, the risks involved, and any potential reputational impact on the Company.

•Investments made in capital markets must be free from any practices intended to artificially affect asset prices or perceptions of liquidity and must, at all times, adhere to sound banking, securities, and market practices applicable to the market in which we participate.

•We must use the same transactional and inquiry channels available to our clients for these purposes; therefore, we may not use the system accesses or permissions granted by our position to conduct inquiries or manage our own transactions or those of our Related Parties.

•When conducting transactions using personal funds on behalf of third parties, such transactions must comply with the personal investment provisions of this Code and any complementary guidelines.

•If we act as decision‑makers or administrators of third‑party investments, such decisions will be subject to the provisions of this Code and any complementary personal investment guidelines defined by each Company.

We are authorized to acquire and dispose of any securities issued by any Company within the Group, subject only to the restrictions derived from the prohibition on the use of Inside Information and/or Material Non‑Public Information, the rules applicable to directors and officers as defined in the Corporate Governance Code, and the specific provisions contained in this Code and its complementary guidelines.

Employees whose compensation schemes are based on value generation may, upon meeting the defined goals and conditions, receive part of their bonus through an investment fund intended for the purchase of shares or Grupo Cibest S.A. ADRs. Employees to whom this scheme applies and who have access or potential access to Inside Information and/or Material Non‑Public Information of Grupo Cibest, must consult the Compliance Area of each entity to determine whether specific guidelines apply to the withdrawal of such funds due to the functions they perform.

4.10.2. Specific Rules Applicable to Employees and Other Collaborators Regarding the Trading of Shares Issued by Grupo Cibest Companies

4.10.2.1. Trading of Grupo Cibest S.A. Shares by Directors and Officers

Directors and officers of the Company who wish to conduct transactions involving shares of Grupo Cibest S.A. must comply with the provisions of this Code of Ethics and Conduct and all other applicable policies.

Where applicable, they must also comply with the restrictions set forth in the Corporate Governance Code and other corporate documents.

4.10.2.2. Trading by Employees and Other Collaborators Who Potentially Have Access to Inside Information and/or Material Non‑Public Information
No employee or collaborator may carry out personal investments that involve the use of Inside Information and/or Material Non‑Public Information.

Collaborators who have access to confidential Company information and who, due to the nature of their role or functions, may potentially have access to Inside Information and/or Material Non‑Public Information must be familiar with and apply the specific rules established to prevent its misuse or inadvertent disclosure.

Members of Senior Management and organizational leaders must identify employees who potentially have access to Inside Information and/or Material Non‑Public Information, inform them that they are subject to these specific rules, and notify the Compliance Area accordingly.

Likewise, collaborators who identify that they have access to such information must notify their leader and the Compliance Area, in accordance with the provisions governing the handling of Inside Information and/or Material Non‑Public Information. This identification may be complemented through the mechanism or procedure defined by the Company for this purpose, in accordance with its internal policies.

Transactions carried out by this group of collaborators involving shares issued by Grupo Cibest S.A., ADRs, single‑issuer funds, or any other issuing entity within the Group—provided they do not possess or have knowledge of Inside Information and/or Material Non‑Public Information—must comply with the following requirements:

•The transaction must not be speculative in nature. For purposes of this Code, speculative intent is presumed, for example, when all three of the following conditions occur simultaneously:

•An unusually short period elapses between the purchase and sale of the securities;
•Exceptionally favorable or unfavorable events have occurred for the issuing entity; and
•The transaction results in a significant gain or loss.

•A reference period of thirty (30) calendar days is used for opposite‑direction transactions.
The transaction must not take place during blackout periods. For purposes of this Code, the following periods constitute blackout periods for the Company:

•The months of January, April, July, and October of each year;
•The first ten (10) calendar days of the remaining months; and
•The period between the moment a relevant transaction or business opportunity (Inside Information and/or Material Non‑Public Information) becomes known and the moment the related information is disclosed to the market.

•The collaborator must express their intent to carry out the transaction, declaring that they do not possess Inside Information and/or Material Non‑Public Information, before to the transaction, through the mechanism defined and in accordance with Company procedures.
Prior approval must be obtained from the direct leader to carry out the transaction.
•The order or instruction must be placed within T+5 (calendar days) following the leader’s approval.
All other requirements and procedures defined by the Company must be met.

The provisions of this section do not apply when the collaborator does not participate in the decision‑making process for the purchase or sale of shares and the transactions result from the use of automated trading systems, robots, or algorithms.

To promote transparency, manage potential conflicts of interest, and facilitate control and monitoring activities, collaborators are encouraged to conduct transactions through Group companies.

4.10.2.3. Special Circumstances

The leader of each area or business line, in consultation with the Legal and Compliance Areas, may impose specific requirements, blackout periods, restrictions, or prohibitions on particular assets to prevent real or apparent conflicts of interest or the misuse of Inside Information and/or Material Non‑Public Information.

Collaborators involved in securities and foreign exchange intermediation activities must observe the additional guidelines applicable to the Capital Markets environment, in accordance with current regulations. In such cases, each Company will define its own specific policies, and each collaborator is responsible for knowing and complying with them, as well as adhering to the guidelines established in this Code.

In special situations, investment restrictions may be lifted or reinforced by the Ethics Committee, following consultation with the Legal and Compliance teams. Likewise, Group companies engaged in securities and foreign exchange intermediation activities that have specific guidelines to comply with local regulations may adjust such guidelines through the competent body defined by each Company.

4.11. How Do We Manage Gifts and Invitations?

Rules Governing the Offering and Acceptance of Gifts and Invitations

Just as we manage conflicts of interest, we must also prevent situations that may give rise to them. We recognize that, in the business world, the exchange of gifts, invitations, or symbolic gestures of appreciation is a common courtesy. However, when such gestures are recurrent, excessive, inappropriate, intended to unduly influence decision‑making, or when their purpose is unclear, they may give rise to an apparent or real conflict of interest and, among other consequences, restrict free competition or even be illegal in certain cases.

To guide the offering and acceptance of gifts and invitations, the Company has established the following rules. These apply to all employees and other people subject to this Code and must be complemented by good judgment, prudence, responsibility, common sense, and ethical reasoning.

4.11.1. Offering Gifts and Invitations to Third Parties

•As collaborators of the Company, we may only: Offer gifts that reflect the values of our brands, are consistent with our ethics and integrity, our zero‑tolerance policy toward corruption, and are reasonable in terms of cost. Preferably, such gifts should be provided or recommended by the Marketing Areas.

•Extend institutional invitations in the ordinary course of business relationships (for example, refreshments, lunches, or dinners), provided that the costs comply with the Company’s corporate expense policies or guidelines and with our zero‑tolerance approach to corruption. Institutional invitations may be intended to recognize third parties, suppliers, or allies who are relevant to the Company’s strategy, and, in some entities, clients may also be included. Selection must consider the provisions for managing potential conflicts of interest.
•Invite third parties to events organized or sponsored by the Company whose primary purpose is commercial or academic, such as forums or fairs relevant to the development of our businesses and those of our clients. Such events may include entertainment. Additionally, in coordination with the Marketing Areas, we may invite third parties to events for which the Company has tickets through commercial sponsorships (for example, sporting or cultural events), in which case we must observe, among others, the Corporate Anti‑Corruption Policy and free competition regulations. When offering a gift or extending an invitation, we must request a certification from the third party confirming that acceptance of the gift or invitation does not contravene their own ethical guidelines and is not intended to retain business or influence decision‑making.

•We must not extend invitations to suppliers, allies, or clients who are participating in a selection or negotiation process for the offering of Company products or services.

4.11.1.1. Sponsorships

We may sponsor or make institutional contributions to programs with economic, social, environmental, or cultural impact, provided that such contributions are consistent with the principles of this Code, applicable policies and procedures, and aligned with the Company’s sustainability strategy and institutional positioning guidelines, as well as any specific policies defined by each entity within the Group Under no circumstances may sponsorships or contributions seek to obtain or retain business, induce an action or omission in favor of the Company, or result in personal gifts for public or private officials or employees.

4.11.1.2. Political Contributions

The Group may make donations or contributions (monetary or in kind) to political parties, candidates, movements, or campaigns, provided that such contributions are permitted by applicable law, duly authorized by the corresponding bodies, and compliant with the policies and procedures established for this purpose. Under no circumstances may such contributions seek to obtain an undue advantage for the Company, its directors, or Senior Management in exchange for the contribution.

To learn more about these contributions, click here.

Employees may also make personal political donations or contributions of their choosing, avoiding at all times the use of their affiliation with the Company or any Group entity to do so.

Before making contributions, directors and Senior Management must consult with the Legal and Compliance Areas regarding the amount and potential impact on the Organization.

4.11.1.3. Offering Gifts and Invitations to Local and Foreign Public Officials

Companies of the group may offer gifts to public officials only within the context of loyalty or relationship‑building campaigns. Offering gifts or invitations to public officials requires prior approval from the leader with the appropriate authority, in accordance with the guidelines established by the Corporate Ethics Committee.

In all cases, invitations to entertainment events, such as shows or sporting events, are not permitted.

The restrictions in this section do not apply to invitations offered as part of ordinary business relationships, such as breakfasts or lunches.

When invitations are extended to public officials or to diverse groups of third parties that include public officials, the invitation must clearly state that:(i) the recipient is responsible for verifying whether they are authorized to accept the invitation;(ii) attendance is not mandatory; and(iii) the event is not intended to facilitate or retain any business.

4.11.1.4. Offering Gifts and Invitations to Collaborators

The Companies of the group may offer gifts to recognize employees or other collaborators for extraordinary performance and contributions to achieving organizational objectives. Companies may also, for various reasons, receive tickets to entertainment events, promotional materials from other companies, or other items as gifts, in accordance with this Code.

Collaborators must not seek or request such items; however, the Company may distribute them among collaborators, ensuring that distribution is appropriate and considering, among other factors, the type of gift and performance.

4.11.2. Acceptance of Gifts and Invitations

Subject to the general rules established in this Code, collaborators may accept gifts and invitations from clients, suppliers, allies, and other current or potential counterparties, provided that such gifts or invitations do not affect—or appear to affect—our objectivity, impartiality, or independence. This applies whether gifts or invitations are offered directly or through third parties.

We must request from the supplier or ally offering the gift or invitation a statement or reference to their policies confirming that what is offered is consistent with their internal guidelines.

The Compliance Vice Presidency may require the rejection of a gift or invitation if it considers that it creates a permanent potential conflict of interest.

4.11.2.1. Acceptance of Gifts

When a gift offered by the same person, whether individually or cumulatively within a calendar year, equals or exceeds USD 200, and we consider that it can be accepted without affecting our objectivity, independence, or impartiality, we must obtain authorization from the leader with the appropriate authority, in accordance with the guidelines of the Corporate Ethics Committee (see Annex 1). In all cases, acceptance or rejection must be documented through the mechanisms established by the Compliance Areas.

The USD 200 threshold may be reduced in accordance with specific laws, regulations, or guidelines defined by the Corporate Ethics Committee for some of the Group’s Companies.

If the gift is below the established threshold and nevertheless, due to its nature you wish to disclose it because it could generate a potential, apparent, or actual conflict of interest, you must request authorization from the leader with the appropriate authority and disclose the management of the conflict to Compliance through the designated channels.

The powers to approve or reject for gifts and invitations may be redefined in accordance with organizational changes and guidelines issued by the Corporate Ethics Committee.

When employees or leaders determine that it is inappropriate to receive a gift, we must decline or return it, even if it has been sent to a home address or any other location, and we must inform the Compliance area of the rejection. If returning the gift could offend the sender, we must consult the leader with the authority granted by the Corporate Ethics Committee (see Annex 1), who may seek guidance from the Compliance area to determine whether the gift may be accepted, the appropriate purpose it should be given, and the message that should be communicated to the person offering it.

No collaborator may accept cash, electronic transfers, or equivalent instruments (such as vouchers) as a personal gift, gratuity, or commission. If return is not possible, guidance must be sought from the Compliance Area.

4.11.2.1.1. Acceptance of Gifts from Local and Foreign Public Officials

To preserve the objectivity and impartiality that must characterize relationships with public officials, collaborators must not accept any type of gift from them.

4.11.2.2. Acceptance of Invitations

4.11.2.2.1. Entertainment or Hospitality Invitations

Invitations received from third parties must be primarily intended for knowledge transfer. Invitations that do not meet this criterion must be treated as gifts.

The Company will not assume any expenses associated with such invitations. Collaborators may not use corporate credit cards. When relationship managers attend, it must be ensured that contract renewals are decided collectively.

4.11.2.2.2. Collective Invitations

To maintain objectivity in our relationships with third parties, we must not accept collective invitations—for example, situations in which a counterparty invites the entire team they work with to a dinner at a restaurant.

4.11.2.2.3. Invitations from Allies, Suppliers, or Potential Suppliers

It is frequent that allies, suppliers, or potential suppliers may extend invitations to academic or technical events focused on knowledge transfer. These institutional invitations may only be accepted after consulting the leader with the appropriate authority, according to the Corporate Ethics Committee guidelines (see Annex 1), who, after consulting relevant peers, will determine the most suitable collaborator to attend.If the invitation includes travel and accommodation expenses, the authorized leader must also determine whether such expenses will be partially or fully covered by the Company. The third party may not cover all expenses. This restriction does not apply to public events within the same city, which may be attended with leader approval.

If the invitation includes entertainment, it must be processed as a gift, and the decision must be documented through the mechanism established by the Compliance Area.
No gifts or invitations may be accepted from suppliers or allies participating in a competitive selection process, even if the invitation is academic or networking‑related.

If a supplier or partner extends an invitation on the eve of contracting, contract renewal, or an amendment to the contract, it must be ensured that the decision is made collectively and does not depend solely on the person receiving the invitation. The Supply Chain Management Department will review these cases to determine whether there is a potential conflict of interest at the time of the new negotiation.

If, as part of the selection process, it is necessary to visit the participants in order to gain a better understanding of the goods or services offered, this must be done for all participants, and any travel, lodging, or other applicable expenses must be covered by the Group company to which the employee belongs. If access to the facilities presents difficulties, only transportation covered by the supplier or partner will be accepted.

The commitments agreed upon in the various contracts with suppliers and partners, or in verbal negotiations with them, shall not include any clause or contractual requirement obligating the supplier to invite Grupo Cibest employees to events whose purpose is knowledge transfer, networking, or entertainment.
4.11.2.2.4. Invitations from Clients

During onboarding or business exploration processes, no gifts or invitations may be accepted other than customary commercial relationship settings (such as breakfasts or lunches).

If client visits are necessary for business understanding, travel and accommodation expenses must be covered by the Company, except in cases of access limitations, where transportation coverage by the client may be accepted.

Any invitation outside customary commercial interactions will be treated as a gift and managed accordingly.

4.11.3. Exceptions to the receipt or giving of Gifts and Invitations

When it is deemed necessary to receive or give a gift or invitation that does not fully align with this Code, authorization must be granted by the leader with the appropriate authority, in accordance with the guidelines of the Corporate Ethics Committee (see Annex 1).

4.11.4. Gifts and Invitations to External Members of the Board of Directors

External Board members must disclose any gift or invitation that meets the following conditions:

•Value: Gifts or hospitality equal to or exceeding USD 200.
•Source: Invitations originating from third parties unrelated to the Company’s ordinary course of business.
•Purpose: Gifts or invitations granted by virtue of their role as Board members and managed through internal Company channels.

In such cases, the matter must be brought to the attention of the Chair of the Board of Directors, who will determine whether acceptance is appropriate.When the gift or invitation is directed to the Chair of the Board, the decision shall be made by the Audit Committee.

The Compliance Team will support the process by conducting a prior analysis and issuing a recommendation to inform the decision.

5. What Mechanisms Promote and Support Our Ethical Conduct?

“We establish various mechanisms that support our ethical conduct.”

We are proud of our culture and aware that it must be continuously fostered and strengthened. For this reason, we have established a set of mechanisms that support this endeavor.

5.1. Corporate Ethics Committee

The Group has a Corporate Ethics Committee, with scope over all the companies that comprise it. This Committee defines the general policy and ethical, conduct, and integrity guidelines, and communicates corporate positions on highly complex ethical dilemmas.

The Corporate Ethics Committee ensures that our organizational culture and its core principles are interpreted and lived consistently across all Group companies. It also determines the actions required to disseminate our culture and ethical standards among collaborators, including the training programs deemed necessary. Additionally, the Committee may request diagnostic activities to assess ethics within the Group.
The Board of Directors of Grupo Cibest S.A. adopts the Operating Rules of the Corporate Ethics Committee, which establish, among other aspects, the members that make it up (in addition to the President of Grupo Cibest S.A., who serves as Chair), the people who may participate as invited guests, the quorum required for deliberation and decision‑making, and the frequency of meetings.

5.2. Local Ethics Committees

The Group entities operating in each of the countries where we have a presence will establish, or participate in, local ethics committees when so determined by the Corporate Ethics Committee, in accordance with its guidelines.

These local ethics committees have, among others, the following responsibilities: (i) reviewing cases escalated by the relevant areas to validate the consistency of decisions with the guidelines of the Corporate Ethics Committee; (ii) identifying cases or matters that should be brought to the attention of the Corporate Ethics Committee in order to define the organization’s ethical tone and issue guidance on specific topics; (iii) defining corrective measures within their scope and instructing the relevant areas on their implementation; and (iv) monitoring indicators related to the prevention, detection, and response to misconduct, as presented by the Compliance Areas in coordination with other relevant areas.

These local committees must periodically report to the Corporate Ethics Committee.

The Corporate Ethics Committee may delegate to the Bancolombia Ethics Committee, a corporate role so that it can provide the Group’s other companies with detailed guidelines to implement the general policy and ethical guidelines provided by the Corporate Ethics Committee.

5.3. Compliance Areas: Guidance on the Interpretation of the Code of Ethics and Ethical Dilemmas

As employees, we may encounter situations on a daily basis where we have doubts about how to act in compliance with this Code of Ethics and Conduct. [5] If we have any doubts about the interpretation of its contents, we should seek advice from our area leader and/or the Compliance area before acting. The Compliance Area has specialists in these matters who will guide us in making decisions to avoid non-compliance with the provisions of this Code.

The Compliance team conduct training, awareness‑raising, and communication activities so that we understand what the Company expects from our conduct. Annually, in conjunction with the Vice Presidency of Talent and Culture, and in accordance with the guidelines of the Corporate Ethics Committee, the mandatory training program is defined.

5.4. Reporting Channels and Protection for Whistleblowers

When any of our employees or stakeholders including shareholders, clients, suppliers, allies, and competitors suspect or become aware of violations of this Code or related policies, they may report such concerns through the Ethics Line or by contacting any of the following areas: (i) the Compliance Area; (ii) the Talent and Culture Area, for complaints related to labor matters; or
(iii) the Audit Area.
We can also channel the complaint or suspicion through our direct or indirect leader, so that they can communicate it to the areas responsible for its management.

Reports submitted through the Ethics Line may be made anonymously, should the reporter so choose. Those submitting anonymous reports should be aware that the more information provided, the greater the likelihood of conducting an effective investigation. The identity of the reporter, if disclosed, will remain confidential at all times. Confidentiality means that the reporter’s identity will not be disclosed and that the reported facts will be shared only with those who strictly need to know in order to conduct the investigation and address its findings.

Reports are handled differently depending on their characteristics.

5.5. Complaints and Reports Related to Organizational Climate and Workplace Relationships

We encourage our collaborators to engage in open dialogue to resolve differences and conflicts that may arise in workplace relationships. However, certain situations may undermine our culture and require specific mechanisms for their management, such as harassment, discrimination, and similar conduct.
Complaints or reports related to these topics must be submitted to the Talent and Culture Vice Presidency, which addresses them comprehensively and in a timely manner through dialogue, feedback, support, and, where appropriate, corrective or disciplinary actions against the responsible individuals or entities, regardless of their position or level.

As a general rule, if a report involves a collaborator from the Talent and Culture Area, the investigation will be conducted by Internal Audit.

5.6. Reports of Unusual Transactions

Reports of unusual transactions may be submitted through various channels, including the Ethics Line, which is available to collaborators and third parties alike. These reports are forwarded to the Compliance Area, which is responsible for assessing alerts related to money laundering and terrorist financing.
With the support of the business units, the Compliance Area determines whether the transactions are justified or should be classified as suspicious transactions and, consequently, reported to the competent authorities. The Compliance Area may also recommend additional measures to manage money laundering risk.
If the report involves the conduct of a collaborator, it will be handled as described below.

5.7. Complaints and Reports of Fraud and Misconduct

Complaints and reports related to fraud and practices that violate this Code or deviate from the conduct expected of our collaborators are investigated by the responsible area, in accordance with what is established in the policies of the antifraud program.
Investigations are carried out in line with established internal processes and must ensure the confidentiality of the investigation. If a report involves a collaborator from the area responsible for conducting the investigation, Internal it must instead be carried out by Internal Audit.

Our collaborators, who because of their knowledge and their functions, are able to detect improper practices. For this reason, the Company encourages reporting and ensures that those who report, in good faith, violations of this Code, complementary policies, applicable laws, or the Company’s expected standards are protected against retaliation. Collaborators who observe or are victims of retaliation may report such conduct through any of the available channels so that it may be investigated by the corresponding areas.

When collaborators report suspicious acts based on a reasonable belief, it is assumed in good faith that such acts may be true. Conversely, reporting facts with knowledge of their falsity constitutes misconduct and will be sanctioned in accordance with the provisions of this Code.

The Ethics Line is also one of the channels available to report human rights violations. If any conduct is reported in which the Company or any of its affiliates violates or threatens human rights, the procedures for remediation, rectification, and non‑recurrence, as well as the applicable intervention protocols, will be applied.

5.8. Communication Channels with the Group Cibest Ethics Line

Colombia:

•National: 018000524499
•Mobile: #955
•Medellín: 448 4868
•Mi Bancolombia App: Contact Us / Ethics Line

El Salvador:
•503‑2259‑7898

Guatemala:
•502‑2378‑6933
•etica@bam.com.gt

Panamá:
•National: 01 100 800 157 00 76
•Panama City: (507) 306 55 74

Puerto Rico:
•1‑866‑687‑6201

Email: lineaeticaCibest@grupocibest.com.co

We encourage you to learn about and use the Ethics Line whenever you deem it necessary.

6. What Is the Disciplinary Process?

“All cases are carefully analyzed in order to make the best decisions.”

All reports and complaints received are subject to investigation. Additionally investigations may also be initiated as a result of alerts detected by the areas responsible for ensuring compliance with this Code.
When investigations determine that any of our collaborators have failed to comply with the provisions set forth in this Code, its complementary policies, or the ethical standards required by the Company—whether through action or omission—sanctions must be imposed in accordance with the Internal Work Regulations and applicable laws.
In determining the appropriate sanction, the following factors are taken into account, among others: the severity of the conduct, any recurrence, economic losses, reputational impact, and related circumstances. At all times, due process and respect for human rights are ensured.

In addition to internal sanctions, the Company may, at its discretion, initiate civil or criminal actions in accordance with applicable laws.

Annex 1

**Leaders with Authority for the Management of Conflicts of Interest**

**Presidency**

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**First-level leader**
Leader who reports directly to the presidency

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**Second-level leader**
Leader who reports directly to the first level

This reporting line has the authority to approve exceptions in the management of gifts and invitations, as well as participation in third-party boards of directors and committees.

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**Third-level leader**
Leader who reports directly to the second level

This reporting line has the general authority to manage potential conflicts of interest, as well as to approve or reject the receipt of gifts and invitations.

[1] It refers to an existing conflict of interest.
[2] It refers to a conflict that does not yet exist, but that is likely to occur or materialize later due to a change in circumstances, roles, or activities.

[3] An apparent conflict of interest occurs when a situation may create the perception that someone is acting in favor of a particular interest, even though that is not actually the case.

[4] Direct Related Parties are: (i) the basic family group, that is, parents, siblings, children, spouses or permanent partners, grandparents, and grandchildren; (ii) legal entities in which the person serves as an administrator, executive, and/or member of any oversight body; (iii) legal entities in which the person is the owner or beneficial owner of more than 10% of the company’s share capital, or any lower percentage required by applicable law. Indirect Related Parties include all natural and/or legal persons with whom there is a contractual, personal, family, or any other type of relationship that may affect the objectivity and impartiality that must characterize commercial relationships. Examples include: romantic partners, best friends, in-laws, coworkers (day‑to‑day colleagues or those who, due to a close or friendly relationship, may affect objectivity, impartiality, or independence), among others.

[5] If you have questions, require advice, or need to disclose information, contact the Compliance area.